Exhibit 99.1

Contact:
Eric Martin
Vice President, Investor Relations
(404) 745-2889

CARTER’S, INC. REPORTS SECOND QUARTER RESULTS

•	CONSOLIDATED NET SALES INCREASED 5%
•	CARTER’S RETAIL STORE SALES INCREASED 21%, COMPS +17%

Atlanta, Georgia, July 22, 2008 / PRNewswire – First Call / – Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, reported its second quarter fiscal 2008 results.

“Our second quarter sales were better than expected due to the strength of our Carter’s retail segment,” noted Michael D. Casey, Executive Vice President and Chief Financial Officer, who will become the Company’s Chief Executive Officer on August 1, 2008.  “Our results reflect the benefit of investments made in our new retail leadership team over the past year, the strengthening of our product offerings, and better inventory management,” continued Mr. Casey.  “In this difficult economic period, our stores continue to offer significant value to the consumer.”

Second Quarter of Fiscal 2008 compared to Second Quarter of Fiscal 2007

Consolidated net sales increased 4.8% to $301.7 million.  Net sales of the Company’s Carter’s brands increased 4.1% to $238.0 million.  Net sales of the Company’s OshKosh brand increased 7.7% to $63.6 million.

Consolidated retail store sales increased 13.9% to $142.5 million.  Carter’s retail store sales increased 21.5% to $92.7 million, driven by a comparable store sales increase of 17.3%, or $13.2 million, and sales of $3.5 million from new Carter’s stores opened since the second quarter of fiscal 2007.  OshKosh retail store sales increased 2.0% to $49.9 million, driven by sales of $1.8 million from new OshKosh stores opened since the second quarter of fiscal 2007.  Comparable OshKosh retail store sales declined 0.9%, or $0.4 million.

In the second quarter of fiscal 2008, the Company opened two Carter’s retail stores.  As of June 28, 2008, the Company had 231 Carter’s and 163 OshKosh stores.  The Company plans to open a total of 25 Carter’s and two OshKosh stores during fiscal 2008.  The Company also plans to close five Carter’s and three OshKosh stores during fiscal 2008.

The Company’s wholesale sales increased 4.4% to $108.1 million.  Carter’s wholesale sales increased $1.0 million, or 1.1%, to $94.3 million.  OshKosh wholesale sales increased $3.5 million, or 34.5%, to $13.8 million, due primarily to an increase in off-price shipments in the second quarter of fiscal 2008.

The Company’s mass channel sales, which are comprised of sales of our Just One Year brand to Target and Child of Mine brand to Wal-Mart, decreased 13.6% to $51.1 million.  Sales of our Just One Year brand increased $0.5 million, or 2.3%, to $21.2 million.  Child of Mine brand sales decreased $8.5 million, or 22.2%, to $29.9 million, due primarily to product performance.

In connection with the retirement of Frederick J. Rowan, II, Chairman and Chief Executive Officer, the Company recorded charges during the second quarter of $5.3 million, $3.1 million of which relates to severance and benefit obligations and $2.2 million relates to the vesting of Mr. Rowan’s performance-based stock options.

Consolidated operating income in the second quarter of fiscal 2008 was $9.3 million as compared to a consolidated operating loss of $137.9 million in the second quarter of fiscal 2007.  Excluding executive retirement charges in the second quarter of fiscal 2008 and impairment and closure costs in the second quarter of fiscal 2007, the Company’s adjusted operating income decreased $3.5 million, or 19.5%.  This decrease was due to Child of Mine product performance, higher inventory and bad debt provisions, and provisions for incentive compensation.

Net income was $2.8 million, or $0.05 per diluted share, compared to a net loss of $143.4 million, or $2.48 per diluted share, in the second quarter of fiscal 2007.  Excluding executive retirement charges in the second quarter of fiscal 2008 and impairment and closure costs in the second quarter of fiscal 2007, the Company’s adjusted net income decreased $1.6 million, or 20.9%, and adjusted diluted earnings per share decreased 23.1%.

“While our second quarter sales were better than expected, we will continue to take a cautious outlook for the year given the uncertainty of the current economic environment.  Our business continues to produce very healthy levels of cash flow, which enables us to invest in our business,” noted Mr. Casey.  “As expected, OshKosh continued to negatively impact our results for the quarter.  With the improvement in our product offerings and better inventory management disciplines, however, we expect to achieve improved profitability from our OshKosh retail segment in the second half of this year.”

The reconciliation of income as reported under accounting principles generally accepted in the United States of America (“GAAP”) to adjusted income is as follows:

	(dollars in millions, except EPS)
	Three-month period ended June 28, 2008

	Operating	Net	Diluted
	Income	Income	EPS

Income, as reported (GAAP)	$9.3	$2.8	$0.05

Executive retirement charges	5.3	3.3	0.05

Income, as adjusted (a)	$14.6	$6.1	$0.10

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  We believe these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of the Company’s future condition or results of operations.

	(dollars in millions, except EPS)
	Three-month period ended June 30, 2007

	Operating (Loss)	Net (Loss)	Diluted
	Income	Income	EPS

Loss, as reported (GAAP)	$(137.9)	$(143.4)	$(2.48)

Intangible asset impairment (a)	154.9	150.5	2.60
Distribution facility closure costs (b)	0.5	0.3	0.00
Accelerated depreciation (c)	0.6	0.3	0.01

Income, as adjusted (d)	$18.1	$7.7	$0.13

(a)	OshKosh-related intangible asset impairment charges.
(b)	Costs associated with the closure of OshKosh’s White House, Tennessee distribution facility.
(c)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the OshKosh distribution facility.
(d)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  We believe these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of the Company’s future condition or results of operations.

First Half of Fiscal 2008 compared to First Half of Fiscal 2007

Consolidated net sales increased 3.9% to $631.6 million.  Net sales of the Company’s Carter’s brands increased 5.7% to $505.2 million.  Net sales of the Company’s OshKosh brand decreased 2.7% to $126.5 million.

Consolidated retail store sales increased 11.2% to $273.3 million.  Carter’s retail store sales increased 18.5% to $179.1 million, driven by a comparable store sales increase of 14.9%, or $22.3 million, and sales of $6.2 million from Carter’s stores opened since the second quarter of fiscal 2007.  OshKosh retail store sales decreased 0.5% to $94.2 million, due to a comparable store sales decrease of $3.4 million, or 3.7%, and the impact of store closures of $0.8 million, partially offset by sales of $3.7 million from OshKosh stores opened since the second quarter of fiscal 2007.  In the first half of fiscal 2008, the Company opened three Carter’s retail stores.

The Company’s wholesale sales increased 1.3% to $244.4 million.  Carter’s wholesale sales increased $6.2 million, or 3.0%, to $212.2 million, due primarily to the timing of shipments in fiscal 2008.  OshKosh wholesale sales decreased $3.0 million, or 8.5%, to $32.2 million due to product performance.

The Company’s mass channel sales decreased 5.7% to $114.0 million.  Sales of our Just One Year brand increased $5.3 million, or 12.1%, to $48.7 million, driven by new door growth.  Sales of our Child of Mine brand decreased $12.2 million, or 15.7%, to $65.3 million due primarily to product performance.

Consolidated operating income in the first half of fiscal 2008 was $29.8 million as compared to a consolidated operating loss of $116.7 million in the first half of fiscal 2007.  Excluding charges related to the executive retirement in the first half of fiscal 2008 and impairment and closure costs in the first half of fiscal 2007, the Company’s adjusted operating income decreased $10.2 million, or 22.4%.  This decrease was due to a decline in gross margin in our OshKosh retail stores due to the performance of our 2007 Fall and Holiday product lines, performance of our Child of Mine brand, higher inventory provisions, and provisions for incentive compensation.

Net income was $14.3 million, or $0.24 per diluted share, compared to a net loss of $133.8 million, or $2.30 per diluted share, in the first half of fiscal 2007.  Excluding executive retirement charges in the first half of fiscal 2008 and impairment and closure costs in the first half of fiscal 2007, the Company’s adjusted net income decreased $3.4 million, or 16.2%, and adjusted diluted earnings per share decreased 14.3%.

	(dollars in millions, except EPS)
	Six-month period ended June 28, 2008

	Operating	Net	Diluted
	Income	Income	EPS

Income, as reported (GAAP)	$29.8	$14.3	$0.24

Executive retirement charges	5.3	3.3	0.06

Income, as adjusted (a)	$35.1	$17.6	$0.30

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  We believe these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of the Company’s future condition or results of operations.

	(dollars in millions, except EPS)
	Six-month period ended June 30, 2007

	Operating (Loss)	Net (Loss)	Diluted
	Income	Income	EPS

Loss, as reported (GAAP)	$(116.7)	$(133.8)	$(2.30)

Intangible asset impairment (a)	154.9	150.5	2.58
Distribution facility closure costs (b)	5.0	3.1	0.05
Accelerated depreciation (c)	2.1	1.3	0.02

Income, as adjusted (d)	$45.3	$21.1	$0.35

(a)	OshKosh-related intangible asset impairment charges.
(b)	Costs associated with the closure of OshKosh’s distribution facility.
(c)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the OshKosh distribution facility.
(d)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  We believe these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of the Company’s future condition or results of operations.

Net cash provided by operating activities in the first half of fiscal 2008 was $24.1 million compared to net cash used in operating activities of $8.3 million in the first half of fiscal 2007, driven largely by favorable changes in working capital.

During the first half of fiscal 2008, the Company repurchased 1,320,085 shares of its common stock for approximately $20 million at an average price of $15.20 per share.

Quarterly Conference Call

The Company will broadcast its quarterly conference call on July 23, 2008 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 1-913-312-1518.  To listen to the live broadcast over the internet, please log on to www.carters.com, click on “Investor Relations,” and click on the link “Second Quarter Conference Call.”  The conference call will be simultaneously broadcast over the internet at www.carters.com.  Presentation materials for the call can be accessed on the Company’s website at www.carters.com by clicking on the “Investor Relations” tab and choosing “conference calls & webcasts” on the left side of the screen.  A replay of the call will be available shortly after the broadcast through August 1, 2008, at 1-719-457-0820, passcode 5030435.  The replay will be archived on the Company’s website at the same location.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results for fiscal 2008 or any other future period, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: a decrease in sales to, or the loss of one or more of, the Company’s key customers; increased competition in the baby and young children’s apparel market; the acceptance of our products in the marketplace; deflationary pressures on our prices; disruptions in foreign supply sources; negative publicity; our leverage, which increases our exposure to interest rate risk and could require us to dedicate a substantial portion of our cash flow to repay principal; changes in consumer preference and fashion trends; a decrease in the overall level of consumer spending; the impact of governmental regulations and environmental risks applicable to the Company’s business; our ability to adequately forecast demand, which could create significant levels of excess inventory; our ability to identify new retail store locations, and negotiate appropriate lease terms for our retail stores; our ability to improve the performance of our retail and OshKosh wholesale segments; our ability to attract and retain key individuals within the organization; failure to realize the revenue growth, cost savings and other benefits that we expect from our acquisition of OshKosh B’Gosh, Inc., which could impact the carrying value of our intangible assets; and seasonal fluctuations in the children’s apparel business.  These risks are further described in our most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission under the headings “Risk Factors” and “Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended		Six-month periods ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales:
Wholesale:
Carter’s	$94,322	$93,294	$212,154	$205,947
OshKosh	13,760	10,227	32,209	35,220
Total Wholesale sales	108,082	103,521	244,363	241,167
Retail:
Carter’s	92,656	76,275	179,058	151,101
OshKosh	49,883	48,885	94,248	94,733
Total Retail sales	142,539	125,160	273,306	245,834
Mass Channel	51,054	59,094	113,978	120,902
Total net sales	301,675	287,775	631,647	607,903
Cost of goods sold	202,094	192,357	427,151	406,105
Gross profit	99,581	95,418	204,496	201,798
Selling, general, and administrative expenses	92,207	84,635	184,483	172,881
Executive retirement charges	5,325	--	5,325	--
Intangible asset impairment	--	154,886	--	154,886
Closure costs	--	470	--	4,977
Royalty income	(7,203)	(6,700)	(15,117)	(14,245)
Operating income (loss)	9,252	(137,873)	29,805	(116,701)
Interest expense, net	4,789	5,704	9,309	11,432
Income (loss) before income taxes	4,463	(143,577)	20,496	(128,133)
Provision for (benefit from) income taxes	1,684	(128)	6,158	5,705
Net income (loss)	$2,779	$(143,449)	$14,338	$(133,838)

Basic net income (loss) per common share	$0.05	$(2.48)	$0.25	$(2.30)

Diluted net income (loss) per common share	$0.05	$(2.48)	$0.24	$(2.30)

Basic weighted-average number of shares outstanding	56,156,795	57,838,075	56,685,914	58,142,782

Diluted weighted-average number of shares outstanding	58,163,705	57,838,075	58,741,653	58,142,782

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)
	June 28, 2008	December 29, 2007	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$45,223	$49,012	$19,848
Accounts receivable, net	102,593	119,707	104,534
Finished good inventories, net	250,817	225,494	231,588
Assets held for sale	6,109	6,109	6,109
Prepaid expenses and other current assets	15,464	9,093	15,000
Deferred income taxes	23,727	24,234	19,087

Total current assets	443,933	433,649	396,166
Property, plant, and equipment, net	70,014	75,053	72,693
Tradenames	306,733	308,233	310,233
Cost in excess of fair value of net assets acquired	136,570	136,570	136,570
Deferred debt issuance costs, net	4,176	4,743	5,320
Licensing agreements, net	7,087	8,915	10,767
Leasehold interests, net	451	684	918
Other assets	7,570	6,821	9,568
Total assets	$976,534	$974,668	$942,235
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$4,379	$3,503	$2,627
Accounts payable	73,822	56,589	85,303
Other current liabilities	36,803	46,666	29,132

Total current liabilities	115,004	106,758	117,062
Long-term debt	336,275	338,026	340,653
Deferred income taxes	113,316	113,706	115,150
Other long-term liabilities	30,979	34,049	32,708

Total liabilities	595,574	592,539	605,573

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at June 28, 2008, December 29, 2007, and June 30, 2007	--	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 56,422,592, 57,663,315, and 58,185,355 shares issued and outstanding at June 28, 2008, December 29, 2007, and June 30, 2007, respectively	564	576	582
Additional paid-in capital	217,741	232,356	247,587
Accumulated other comprehensive income	1,791	2,671	5,187
Retained earnings	160,864	146,526	83,306

Total stockholders’ equity	380,960	382,129	336,662

Total liabilities and stockholders’ equity	$976,534	$974,668	$942,235